EXHIBIT 15.1



Costco Wholesale Corporation
999 Lake Drive
Issaquah, Washington  98092

February 12, 2002

Ladies and Gentlemen:

We are aware that Costco Wholesale Corporation has incorporated by reference in its Registration Statement on Form S-8 its Form 10-Q for the quarter ended November 25, 2001, which includes our report dated December 11, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP